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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Ruben, Anthony
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        (Last)                      (First)                        (Middle)

    2710 Rew Circle, Suite 100
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                                   (Street)

    Ocoee, Florida 34761
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Tickler or Trading Symbol

    Compass Knowledge Holdings, Inc. / CKNO
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Statement for Month/Year

    June 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


Director
                                                        ---
___
10% Owner
                                                         X
                                                        ---
Officer (give title below)


___
Other (specify below)


Chief Financial Officer / Treasurer

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7.  Individual or Joint/Group Filing (Check Applicable Line)


     X   Form filed by One Reporting Person
    ----

    ____ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common Stock          6/25/01      P             6,562          A       $3,281.25     15,314                D
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------

                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
    Common Warrant                   $ .50                6/26/01            p                             3,281
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    Common Option                    $.375                4/10/01            A                           150,000
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    Common Option                    $ .50                6/25/01            A                            50,000
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    Common Option                    $ .50                6/25/01            A                            50,000
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    Common Option                    $ .50                6/25/01            A                            50,000
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                                                                                            at End           Owned at      (Instr.
                               Date     Expira-              Amount or                      of               End of        4)
                               Exer-    tion         Title   Number of                      Month            Month
                               cisable  Date                 Shares                         (Instr. 4)       (Instr. 4)
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                              6/26/01   6/26/04      Common
                                                     Stock    3,281            $3,281          7,657             D
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                             10/10/01   4/10/06      Common
                                                     Stock  150,000            $ .375        450,000             D
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                              5/11/02   6/25/06      Common
                                                     Stock   50,000            $  .50        500,000             D
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                              5/11/03   6/25/06      Common
                                                     Stock   50,000            $  .50        550,000             D
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                              5/11/04   6/25/06      Common
                                                     Stock   50,000            $  .50        600,000             D
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Explanation of Responses:

              /s/ Anthony Ruben             June 26, 2001
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure.